Exhibit 99.2

Mannatech, Incorporated Declares Dividend

Coppell, TX – (NASDAQ – MTEX) –November 20, 2006 - Mannatech, Incorporated announced that its Board of Directors declared a quarterly cash dividend of $0.08 per common share payable on Friday, January 5, 2007, to shareholders of record at the close of business on Friday, December 8, 2006. The dividend reflects a commitment to rewarding shareholders and encouraging long-term investment in Mannatech common stock.

Sam Caster, Chairman and CEO of Mannatech, said, “The strong financial position of our company supports our continuing dividend program. Our commitment remains to continue to return value to our shareholders.”

Mannatech also announced that the employment contract of Terry Persinger, President and COO, has been renewed through June 2008. The terms of the contract extension were substantially equivalent with the original agreement.

Mr. Caster commented, “We are very pleased that Terry will continue to be a part of Mannatech’s management team where he plays a key leadership role in moving the company forward.”

Mannatech also announced the promotion of Dr. Rob Sinnott, Chief Science Officer to Senior Vice President.

Sam Caster commented, "Rob has been instrumental in helping bring new and leading edge products to the market place. Most recently Rob helped advance PhytoMatrix, the nutrition industry's first supplement with all natural vitamin complexes and 100% plant sourced minerals and also our preservative-free Optimal Skin Care line, now available in Japan and Korea."

About Mannatech

Mannatech, Incorporated is a global wellness solutions provider that develops innovative, high-quality, proprietary nutritional supplements, topical and skin care products, and weight management products that are sold through approximately 536,000 independent Associates and Members located in the United States and the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, the Republic of Korea, Taiwan, Denmark, and Germany.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” "believes," "enthusiastic,” "demonstrates,” “ intends,” “optimistic,” and "plans” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that its expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions its readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:

Gary Spinell, Vice President

Investor Relations

(972) 471-6512

ir@mannatech.com

Corporate web site: www.mannatech.com